Exhibit 99.1


                                                    Contact: Calvin E. Jenness
                                                         Senior Vice President
                                                       Chief Financial Officer
                                                                 And Treasurer
                                                                  503-653-4573
                                                          Release: Immediately


BLOUNT REPORTS FIRST QUARTER EARNINGS

     o    Sales increased 34.7% from the first quarter of 2003
     o    Income from Operations increased 48.6% from the first quarter of
          2003
     o    Net Income of $6.9 million ($0.21 per diluted share)
     o    Order backlog increased by 4% from the fourth quarter of 2003

PORTLAND, OR, May 06, 2004- Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") today reported results for the first quarter ended March 31, 2004. Sales for the quarter were $165.6 million, a 34.7% increase from sales in last year's first quarter. Income from Operations was $27.2 million, an increase of 48.6% from the comparable period in 2003. Net income in the quarter was $6.9 million ($.21 per diluted share) compared to $0.5 million ($.01 per diluted share) in the comparable period of 2003.

Commenting on the first quarter results, James S. Osterman, President and Chief Executive Officer, stated; "We are extremely pleased with our results for the first quarter of the year. The Outdoor Product segment's quarterly sales exceeded the $100 million threshold for the first time ever and the Industrial and Power Equipment segment recorded a year over year sales increase of 80.6%. In addition to the increase in shipments, our order backlog continued to grow during the quarter to $124.4 million. We are very pleased with our strong start and order backlog, as well as the direction of the markets for our products for the remainder of the year."

SEGMENT RESULTS

The Outdoor Products segment reported first quarter sales of $102.1 million, a 19.8% increase from last year's first quarter sales of $85.2 million for the same period. Operating income for this segment was $26.3 million, a 20.6% increase from last year's $21.8 million. Segment sales benefited from the relative weakness of the U.S. dollar and an improved North American business climate. Both the OEM and replacement markets posted strong increases from last year's first quarter. Backlog increased to $73.0 million from $51.2 million at the end of last year's first quarter and $66.7 million at the end of 2003.

The Industrial and Power Equipment segment posted first quarter sales of $54.0 million compared to $29.9 million in 2003, an 80.6% increase. Operating income was $4.8 million compared to a breakeven first quarter 2003. The increase in sales can be attributed to the overall improvement in the U.S. forestry market, as well as the incremental impact from sales of the Timberking product line through the Company's alliance with Caterpillar. The Timberking line was introduced in the second half of 2003. The profit improvement reflects higher unit volume and manufacturing efficiencies. Backlog for this segment as of March 31 was $49.5 million, compared to $9.4 million at the end of last year's first quarter and $47.7 million at the end of 2003.

The Lawnmower segment reported a 21.5% increase in sales to $9.6 million in the first quarter from $7.9 million last year. Operating loss was $0.2 million, an improvement from last year's loss of $0.7 million.


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The improvement in sales and profitability was primarily due to a 20.7%
increase in unit sales. The Company's introduction of the Ram product line in the fourth quarter of 2003 was well received by our customers and was the major reason for the sales increase.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment and Lawnmower. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company's "expectations" , "beliefs", "plans", "indications"," estimates", "anticipations", and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.


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BLOUNT INTERNATIONAL, INC. FINANCIAL DATA


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)                                Quarter ended Mar. 31
In millions, except share data                                                 2004           2003
---------------------------------------------------------------------------------------------------
Sales                                                                       $ 165.6        $ 122.9
Cost of sales                                                                 108.6           80.1
---------------------------------------------------------------------------------------------------
Gross profit                                                                   57.0           42.8
Selling, general and administrative expenses                                   29.8           24.3
Restructuring expenses                                                          0.0            0.2
---------------------------------------------------------------------------------------------------
Income from operations                                                         27.2           18.3
Interest expense                                                              (17.4)         (17.6)
Interest income                                                                 0.0            0.3
Other income (expense), net                                                     0.1           (0.1)
---------------------------------------------------------------------------------------------------
Income before income taxes                                                      9.9            0.9
Provision for income taxes                                                      3.0            0.4
---------------------------------------------------------------------------------------------------
Net income                                                                    $ 6.9          $ 0.5
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Basic earnings per share:                                                    $ 0.22         $ 0.02
---------------------------------------------------------------------------------------------------
Diluted earnings per share:                                                  $ 0.21         $ 0.01
---------------------------------------------------------------------------------------------------
Shares used for per share computations:
    Basic                                                                30,859,826     30,795,882
    Diluted                                                              32,802,814     32,016,114
---------------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)                          Mar. 31,       Dec. 31,
In millions                                                                    2004           2003
---------------------------------------------------------------------------------------------------
Assets:
    Cash and cash equivalents                                                $ 18.4         $ 35.2
    Accounts receivable                                                        81.6           64.4
    Inventory                                                                  73.9           67.7
    Other current assets                                                       26.0           26.1
    Property, plant and equipment, net                                         91.7           92.0
    Other assets                                                              113.8          115.0
---------------------------------------------------------------------------------------------------
Total assets                                                                $ 405.4        $ 400.4
---------------------------------------------------------------------------------------------------
Liabilities:
     Notes payable and current maturities of long-term debt                 $   7.3          $ 6.6
     Other current liabilities                                                100.8          103.4
     Long-term debt                                                           602.9          603.9
     Other liabilities                                                         84.7           83.8
---------------------------------------------------------------------------------------------------
Total liabilities                                                             795.7          797.7
---------------------------------------------------------------------------------------------------
Stockholders' equity (deficit)                                               (390.3)        (397.3)
---------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity (deficit)                        $ 405.4        $ 400.4
---------------------------------------------------------------------------------------------------

SEGMENT INFORMATION (unaudited)                                              Quarter ended Mar. 31
In millions                                                                    2004           2003
---------------------------------------------------------------------------------------------------
Sales
   Outdoor products                                                         $ 102.1         $ 85.2
   Industrial and power equipment                                              54.0           29.9
   Lawnmower                                                                    9.6            7.9
   Elimination                                                                 (0.1)          (0.1)
---------------------------------------------------------------------------------------------------
Total Sales                                                                 $ 165.6        $ 122.9
---------------------------------------------------------------------------------------------------
Income (loss) from operations
    Outdoor products                                                         $ 26.3         $ 21.8
    Industrial and power equipment                                              4.8            0.0
    Lawnmower                                                                  (0.2)          (0.7)
    Corporate office expenses/Elimination                                      (3.7)          (2.6)
    Restructuring expenses                                                      0.0           (0.2)
---------------------------------------------------------------------------------------------------
Income from operations                                                       $ 27.2         $ 18.3
---------------------------------------------------------------------------------------------------

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